EXHIBIT 99.1

Layne Christensen Reports First Quarter Fiscal 2009 Earnings

MISSION WOODS, Kan., June 3, 2008 (PRIME NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN):

 * Record revenues for the first quarter, up 21.3% to $244.5 million from $201.6 million in the prior year.
 * Earnings per share increased $0.03 to $0.55 per share compared to
   $0.52 per share in the prior year.
 * Double-digit revenue growth experienced in all three primary divisions.
 * Mineral exploration division earnings up 102.3% from the prior year.

 ----------------------------------------------------------------------
 Financial Data                                 Three Months
 --------------                              ------------------    %
 (in 000's, except per share data)            4/30/08   4/30/07  Change
 ----------------------------------------------------------------------
 Revenues
  -- Water infrastructure                    $180,572  $153,509   17.6%
  -- Mineral exploration                       51,094    37,097   37.7
  -- Energy                                    11,879     9,552   24.4
  -- Other                                        999     1,457  (31.4)
                                             --------  --------
 Total revenues                               244,544   201,615   21.3
                                             --------  --------
 Net income                                    10,562     8,153   29.5
 Diluted earnings per share                      0.55      0.52    5.8
 Weighted average dilutive shares outstanding  19,294    15,752   22.5
 ----------------------------------------------------------------------

"Revenues were very strong in the first quarter across all primary divisions. The strength in minerals and natural gas prices helped carry earnings past prior year levels. In our water infrastructure division, however, earnings were negatively impacted by heavy rains and snows in certain parts of the U.S. Overall, revenues and earnings for the quarter were Company records. Backlogs remain at record levels in the water infrastructure businesses and weather normally improves as we move towards the summer months. Our minerals and energy divisions should also remain strong." -- Andrew B. Schmitt, President and Chief Executive Officer

Layne Christensen Company (Nasdaq:LAYN), today announced net income for the first quarter ended April 30, 2008 of $10,562,000, or $0.55 per diluted share, compared to net income of $8,153,000, or $0.52 per diluted share last year.

Revenues for the three months ended April 30, 2008 increased $42,929,000, or 21.3%, to $244,544,000 compared to $201,615,000 for the same period last year. Revenues were up across all primary divisions. A further discussion of results of operations by division is presented below.

Selling, general and administrative expenses increased 12.4% to $33,044,000 for the three months ended April 30, 2008 compared to $29,408,000 for the same period last year. The increase was primarily the result of $1,660,000 in expenses added from the acquisitions of Tierdael and SolmeteX and from wage and benefit increases of $2,179,000.

Equity in earnings of affiliates increased 67.5% to $2,497,000 for the three months ended April 30, 2008 from $1,491,000 for the same period last year. The increase reflects continued strong performance in the mineral exploration division by our affiliates in Latin America, particularly in Chile.

Depreciation, depletion and amortization increased 20.3% to $12,441,000 for the three months ended April 30, 2008 compared to $10,338,000 for the same period last year. The increase was primarily the result of increased depletion expense of $579,000 resulting from the increase in production of unconventional gas from the Company's energy operations and additional depreciation from property additions in the other divisions.

Interest expense decreased to $941,000 for the three months ended April 30, 2008 compared to $2,430,000 for the same period last year. The decrease was a result of debt paid off with proceeds of the Company's stock offerings in October 2007.

Income tax expense of $7,967,000 (an effective rate of 43.0%) was recorded for the three months ended April 30, 2008, compared to $5,666,000 (an effective rate of 41.0%) for the same period last year. The difference in the effective rate is primarily attributable to the resolution of certain tax contingencies reflected in the prior year. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

 Water Infrastructure Division
 (in thousands)
                                                  Three Months Ended
                                                       April 30,
                                                 --------------------
                                                    2008       2007
                                                 ---------  ---------
 Revenues                                        $ 180,572  $ 153,509
 Income before income taxes                          9,189     11,834

Water infrastructure revenues increased 17.6% to $180,572,000 for the three months ended April 30, 2008, from $153,509,000 for the same period last year. The increase in revenues was primarily attributable to additional revenues of $6,348,000 from the Company's acquisitions of Tierdael and SolmeteX, and an increase in sewer rehabilitation revenues of $6,629,000 with the balance of revenue increases spread throughout the group.

Income before income taxes for the water infrastructure division decreased 22.4% to $9,189,000 for the three months ended April 30, 2008, compared to $11,834,000 for the same period last year. Included in last year's income before income taxes was $1,626,000 in non-recurring recovery of previously written off costs associated with a ground water transfer project in Texas. Excluding this item, the 10% decrease in earnings was primarily the result of exceptional rains in the Midwest and heavy snows in the West which slowed productivity on several projects and increased fuel and steel costs which, in some cases, could not be passed on to the customers.

The backlog in the water infrastructure division was $370,742,000 as of April 30, 2008, compared to $336,915,000 as of April 30, 2007.

 Mineral Exploration Division
 (in thousands)
                                                  Three Months Ended
                                                       April 30,
                                                 --------------------
                                                    2008       2007
                                                 ---------  ---------
 Revenues                                        $  51,094  $  37,097
 Income before income taxes                         11,636      5,751

Mineral exploration revenues increased 37.7% to $51,094,000 for the three months ended April 30, 2008 from $37,097,000 for the same period last year. The increase was primarily attributable to continued strength in the Company's markets due to relatively high gold and base metal prices.

Income before income taxes for the mineral exploration division was up 102.3% to $11,636,000 for the three months ended April 30, 2008, compared to $5,751,000 for the same period last year. The improved earnings in the division were primarily attributable to the impact of strong incremental earnings from exploration activity in the Company's African and Australian markets and an increase of $1,006,000 in equity earnings of affiliates in Latin America.

 Energy Division
 (in thousands)
                                                  Three Months Ended
                                                       April 30,
                                                 --------------------
                                                    2008       2007
                                                 ---------  ---------
 Revenues                                        $  11,879  $   9,552
 Income before income taxes                          4,476      3,819

Energy revenues increased 24.4% to $11,879,000 for the three months ended April 30, 2008, compared to revenues of $9,552,000 for the same period last year. The increase in revenues was attributable to both increased production from the Company's unconventional gas properties and higher gas pricing in the Company's market.

Income before income taxes for the energy division was $4,476,000 for the three months ended April 30, 2008, compared to $3,819,000 for the same period last year. The increase in income before income taxes is due to the increases in production and pricing noted above.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $5,851,000 and $5,379,000 for the three months ended April 30, 2008 and 2007, respectively. The increase for the quarter was primarily due to wage and benefit increases of $465,000.

 Summary of Operating Segment Reconciliation Data

                                                  Three Months Ended
                                                       April 30,
                                                 --------------------
                                                    2008       2007
                                                 ---------  ---------
 Revenues
   Water infrastructure                          $ 180,572  $ 153,509
   Mineral exploration                              51,094     37,097
   Energy                                           11,879      9,552
   Other                                               999      1,457
                                                 ---------  ---------
   Total revenues                                $ 244,544  $ 201,615
                                                 =========  =========
 Equity in earnings of affiliates
   Mineral exploration                           $   2,497  $   1,491
                                                 =========  =========
 Income before income taxes
   Water infrastructure                          $   9,189  $  11,834
   Mineral exploration                              11,636      5,751
   Energy                                            4,476      3,819
   Other                                                20        224
   Unallocated corporate expenses                   (5,851)    (5,379)
   Interest                                           (941)    (2,430)
                                                 ---------  ---------
   Total income before income taxes              $  18,529  $  13,819
                                                 =========  =========

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

The Layne Christensen Company logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3466

             LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
                     CONSOLIDATED FINANCIAL DATA
                (in thousands, except per share data)

                                                     Three Months
                                                    Ended April 30,
                                                      (unaudited)
                                                 --------------------
                                                    2008       2007
                                                 ---------  ---------
 Revenues                                        $ 244,544  $ 201,615
 Cost of revenues (exclusive of depreciation
  shown below)                                     182,040    147,318
 Selling, general and administrative expenses       33,044     29,408
 Depreciation, depletion and amortization           12,441     10,338
 Other income (expense):
   Equity in earnings of affiliates                  2,497      1,491
   Interest                                           (941)    (2,430)
   Other income, net                                   (46)       207
                                                 ---------  ---------
 Income before income taxes                         18,529     13,819
 Income tax expense                                  7,967      5,666
                                                 ---------  ---------

 Net income                                      $  10,562  $   8,153
                                                 =========  =========

 Basic income per share                          $    0.55  $    0.53
                                                 =========  =========

 Diluted income per share                        $    0.55  $    0.52
                                                 =========  =========

 Basic weighted average shares outstanding          19,091     15,517
 Dilutive stock options                                203        235
                                                 ---------  ---------
 Diluted weighted average shares outstanding        19,294     15,752
                                                 =========  =========

                                                         As of
                                                 ---------------------
                                                 April 30,  January 31,
                                                    2008       2008
                                                 ---------  ----------
 Balance Sheet Data:
   Cash and cash equivalents                     $  65,471  $  73,068
   Working capital, including current maturities
    of long term debt                              134,045    127,696
   Total assets                                    720,672    696,955
   Total long term debt, excluding current
    maturities                                      46,667     46,667
   Total stockholders' equity                      435,840    423,372
   Common shares issued and outstanding             19,176     19,161

CONTACT:  Layne Christensen Company
          Jerry W. Fanska, Sr. Vice President Finance
          913-677-6858
          www.laynechristensen.com